SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                    ----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

                        Date of Report - July 22, 2004
                       (Date of earliest event reported)

                          METROLOGIC INSTRUMENTS, INC.
             (Exact name of Registrant as specified in its charter)



               New Jersey                0-24172             22-1866172
        (State of incorporation) (Commission file number) (IRS employer identification number)

                  90 Coles Road, Blackwood, New Jersey, 08012
               (Address of principal executive offices, zip code)

                            Area Code (856) 228-8100
                               (Telephone number)

Item 12.  Results of Operation and Financial Condition


     Metrologic Instruments, Inc. (the "Company") is furnishing herewith as
Exhibit 99.1 its Press Release dated July 22, 2004 announcing the Company's earnings for the second quarter ended June 30, 2004.



Item 7.   Financial Statements and Exhibits.

          (c)      Exhibits

          99.1     Metrologic Instruments, Inc. press release dated
                   July 22, 2004 announcing the Company's earnings for the second quarter ended June 30, 2004





                                   SIGNATURES

                  Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  July 22, 2004                        Metrologic Instruments, Inc.


                                             By:      /s/ Kevin J. Bratton
                                                      Kevin J. Bratton
                                                      Chief Financial Officer

                          METROLOGIC INSTRUMENTS, INC.
                           CURRENT REPORT ON FORM 8-K

                                 EXHIBIT INDEX

Exhibit
No.                                                                     Page


99.1           Metrologic Instruments, Inc. press release dated           3
               July 22, 2004 announcing the Company's earnings for the second quarter ended June 30, 2004.

EXHIBIT 99.1


Corporate Headquarters
Metrologic Instruments, Inc.
90 Coles Road
Blackwood, NJ 08012-4638                          [COMPANY LOGO]
Tel   856.228.8100
Fax   856.228.6673 (sales)
Fax   856.228-0653 (finance/legal)
www.metrologic.com

         Metrologic Announces Financial Results for the Second Quarter;

                   Sales Exceed High End of Guidance Estimates


Blackwood, New Jersey - July 22, 2004 -- Metrologic Instruments, Inc. (NASDAQ-NMS:MTLG), experts in optical image capture and processing solutions that design, manufacture and market sophisticated imaging and scanning solutions for a variety of applications, today announced financial results for the second quarter ended June 30, 2004.

Sales increased 28.7% to approximately $41.0 million for the second quarter of 2004 compared with $31.9 million for the same period last year. Net income was approximately $4.2 million, or $0.18 diluted earnings per share, compared with net income of $2.2 million, or $0.12 diluted earnings per share, for the same period last year.

The sales for the second quarter of 2004 exceeded the top end of the company's previously announced guidance range of $39.0 to $40.0 million. Net income for the second quarter 2004 was within the range of the company's previously announced guidance of $3.9 million to $4.4 million or $0.17 to $0.19 diluted earnings per share.

The sales for the second quarter benefited from a significant increase in sales throughout Asia, growing 57.4% year over year and nearly 50% over the first quarter. Additionally, during the second quarter of 2004, Metrologic's sales of products introduced during 2003 more than doubled to $2.3 million compared with $1.1 million in sales during the first quarter of 2004. Furthermore, the company was able to secure additional new business and significant follow-on business in its advanced optical systems business segment.

Net income for the three months ended June 30, 2004 benefited by approximately $0.4 million or $0.02 diluted earnings per share due to the difference in the value of the U.S. dollar relative to other foreign currencies, primarily the euro, as compared with the second quarter of 2003. Net income for the three months ended June 30, 2004 also benefited by approximately $0.3 million or $0.02 diluted earnings per share due to the difference in the value of the euro included in the company's previously issued guidance and the actual euro rate for the quarter. This positive effect on earnings from the euro was offset by an increase in the company's expenses primarily due to a substantial rise in costs related to certain expenses in connection with the procurement of a contract from a large industrial customer, as well as some increased costs associated with legal expenses and tax expenses associated with stock options.

Sales for the six months ended June 30, 2004 increased 26.6% to approximately $80.7 million compared with approximately $63.7 million for the same period in 2003.

Net income for the six months ended June 30, 2004 was approximately $9.3 million, or $0.40 diluted earnings per share compared with approximately $4.1 million, or $0.23 diluted earnings per share for the same period last year, excluding the one-time gain of $2.2 million resulting from a discount earned on the early repayment of certain subordinated debt and the write-off of certain costs associated with the company's former credit agreements. Including these items, net income for the first half of 2003 was $6.0 million, or $0.34 diluted earnings per share.

C. Harry Knowles, Metrologic's Chairman, said, "I congratulate our team on another successful quarter. Our continued double-digit year over year growth in both revenue and net income is gratifying. Along with the Board's decision to appoint Benny as Chief Executive Officer, we are also implementing other changes. One of which is that we have decided to suspend the practice of providing quarterly guidance and hosting conference calls in connection with our release of earnings during this period of leadership transition. This decision is reflective of our belief that providing short-term guidance prevents a more meaningful focus on building our business to succeed over the long-run through expanding our product lines, expanding our sales and expanding our markets."

Commenting on the second quarter results, Metrologic's Chief Executive Officer and President, Benny Noens, stated, "I am pleased with our strong year over year revenue growth for the second quarter. This increase in revenue for the first half of 2004 has established a robust tempo for the second half of the year. One of the key factors in this growth has been our ability to continue to expand our sales throughout Asia. We expect the completion of the new addition to our manufacturing facility in Suzhou, China during the third quarter to further feed that growth. Another area of significant growth for the company has come from our new products introduced in 2003, which contributed $2.3 million of sales during the second quarter. These products have continued to gain in sales momentum each quarter since their introduction. And while we did experience an increase in some of our expenses for the second quarter, this was mostly the result of our efforts in connection with a large industrial contract. We believe that investment will play a strategic role in the continued growth of our industrial business. Overall, we are continuing our focus on executing our core strategy of leveraging our engineering expertise to produce new products and cost improvements across the board. We believe this emphasis on technical excellence and superior product design coupled with a strong customer-centric approach continues to differentiate us from the competition."

2004 Guidance:
As the company transitions its leadership, it has decided not to provide quarterly guidance or have a conference call in connection with its release of earnings. Therefore this release contains no guidance for sales or net income for the third or fourth quarter of 2004. However, the company does confirm its previously issued guidance for the full year of 2004 and expects sales to be approximately $163 million to $168 million, and net income to be in the range of $18.1 million to $19.5 million, or $0.78 to $0.84 diluted earnings per share.

About Metrologic
Metrologic designs, manufactures and markets bar code scanning and high-speed automated data capture systems solutions using laser, holographic and vision-based technologies. Metrologic offers expertise in 1D and 2D bar code reading, portable data collection, optical character recognition, image lift, and parcel dimensioning and singulation detection for customers in retail, commercial, manufacturing, transportation and logistics, and postal and parcel delivery industries. In addition to its extensive line of bar code scanning and vision system equipment, the company also provides laser beam delivery and control systems to semi-conductor and fiber optic manufacturers, as well as a variety of highly sophisticated optical systems. Metrologic products are sold in more than 110 countries worldwide through Metrologic's sales, service and distribution offices located in North and South America, Europe and Asia.

Forward-Looking Statement
Forward-looking statements contained in this release are highly dependent upon a variety of important factors which would cause actual results to differ materially from those reflected in such forward looking statements. Specifically, the factors that could cause actual results to differ from expectations include: The timing, introduction and market acceptance of Metrologic's new products including, but not limited to the Stratos; foreign currency fluctuations with the U.S. dollar; pricing pressures; competitive factors; sales cycles of Metrologic's products; Metrologic's ability to control manufacturing and operating costs which affect future profitability; technological changes in the scanner industry, specifically vision-based technologies; availability of patent protection for Metrologic's camera, vision-based technologies, and other products; the resolution of litigation; general economic conditions; and the potential impact of terrorism and international hostilities. When used in this release and documents referenced, the words "believes", "expects", "may", "should", "seeks", or "anticipates", and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. For additional factors, please see Metrologic's reports filed with the Securities and Exchange Commission.

Metrologic's Contact for Investor Relations:
Dale Fischer - Vice President
Phone: (856) 228-8100
Email: d.fischer@metrologic.com

                          Metrologic Instruments, Inc.
                 Condensed Consolidated Statements of Operations
                  (amounts in thousands, except per share data)

                                       Three Months Ended     Six Months Ended
                                            June 30,             June 30,
                                        2004       2003       2004       2003
                                        ----       ----       ----       ----
                                                     (Unaudited)

Sales                               $  40,990  $  31,851  $  80,690  $  63,722
Cost of sales                          22,749     18,444     42,798     37,549
                                    ---------  ---------  ---------  ---------
Gross profit                           18,241     13,407     37,892     26,173
Selling, general and administrative
  expenses                              9,099      7,845     18,473     15,252
Research and development expenses       2,124      1,763      3,847      3,524
                                    ---------  ---------  ---------  ---------
Operating income                        7,018      3,799     15,572      7,397
Net interest income (expense)              24       (272)        35       (731)
Other expense                            (299)         1       (625)      (554)
Gain on extinguishment of debt              -          -          -      2,200
                                    ---------   --------   --------  ---------

Income before income taxes              6,743      3,528     14,982      8,312
Provision for income taxes              2,562      1,341      5,693      2,323
                                    ---------   --------   --------- ---------
Net income                          $   4,181   $  2,187   $  9,289  $   5,989
                                    =========   ========   ========  =========

Earnings per share:
   Basic                            $    0.19   $   0.13   $   0.44  $    0.36
   Diluted                          $    0.18   $   0.12   $   0.40  $    0.34
Weighted average number of common
  shares outstanding
   Basic                               21,504     16,580     21,327     16,499
   Diluted                             22,954     18,555     22,961     17,809




                          Metrologic Instruments, Inc.
                      Condensed Consolidated Balance Sheets
                           (all amounts in thousands)

                                          June 30,   December 31,
                                            2004         2003
                                            ----         ----
                                        (Unaudited)

 Cash and cash equivalents               $ 52,390      $ 48,817
 Accounts receivable, net                  28,873        27,369
 Inventories, net                          22,484        16,972
 Other current assets                       4,973         5,450
 Property, plant and equipment, net        17,134        16,940
 Goodwill and other intangibles, net       29,408        24,148
 Other assets                                 135           204
                                         --------      --------
 Total assets                            $155,397      $139,900
                                         ========      ========

 Accounts payable and accrued expenses   $ 24,070      $ 19,000
 Debt                                       4,147         5,527
 Other liabilities                          8,019         7,765
 Total shareholders' equity               119,161       107,608
                                         --------      --------
 Total liabilities and shareholders'
   equity                                $155,397      $139,900
                                         ========      ========

                             Supplemental Sales Data


                               Three Months Ended
                                     June 30,
                                                            %           %
                               2004           2003        total       growth
                               ----           ----        -----       ------
By Geography
North America:
     POS/OEM                $  8,371       $  8,043       20.4%        4.1%
     AOA                       8,633          5,321       21.1%       62.2%
EMEA                          16,385         13,602       40.0%       20.5%
Asia/ROW                       5,181          3,292       12.6%       57.4%
South America                  2,420          1,593        5.9%       51.9%
                            -----------------------
                            $ 40,990       $ 31,851        100%       28.7%
By Business Segment
POS/OEM                       32,084         26,337       78.3%       21.8%
Industrial Scanning            3,620          2,923        8.8%       23.8%
Advanced Optical Systems       5,286          2,591       12.9%      104.0%
                            -----------------------
                            $ 40,990       $ 31,851      100.0%       28.7%
POS/OEM: New Products
Introduced in 2003          $  2,260       $    104        7.1%         N/A
Introduced 2000 - 2002        20,250         16,873       63.1%       20.0%
Introduced prior to 2000       9,574          9,360       29.8%        2.3%
                            -----------------------
                            $ 32,084       $ 26,337      100.0%       21.8%




                                 Six Months Ended
                                     June 30,
                                                            %            %
                               2004           2003        total        growth
                               ----           ----        -----        ------
By Geography
North America:
     POS/OEM                $ 17,308       $ 17,204       21.5%         0.6%
     AOA                      16,958         10,379       21.0%        63.4%
EMEA                          33,314         27,359       41.3%        21.8%
Asia/ROW                       8,652          5,663       10.7%        52.8%
South America                  4,458          3,117        5.5%        43.0%
                            -----------------------
                            $ 80,690  $      63,722       100.%        26.6%
By Business Segment
POS/OEM                       63,189         53,003       78.4%        19.2%
Industrial Scanning            8,829          6,007       10.9%        47.0%
Advanced Optical Systems       8,672          4,712       10.7%        84.0%
                            -----------------------
                            $ 80,690  $      63,722      100.0%        26.6%
POS/OEM: New Products
Introduced in 2003          $  3,329  $         114        5.3%          N/A
Introduced 2000 - 2002        40,006         33,530       63.3%        19.3%
Introduced prior to 2000      19,854         19,359       31.4%         2.6%
                            -----------------------
                            $ 63,189  $      53,003      100.0%        19.2%